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     THIS AGREEMENT made as of the 31st day of May, 1996 between
DESPINA PATSIANIS of Yiannitsa, Greece ("Patsianis") and STRATFORD ACQUISITION CORP., a corporation incorporated under the laws of the State of Minnesota, 5420 North Service Road, 5th Floor, Burlington, Ontario, Canada, L7L 6C7 ("Stratford").

     WHEREAS:

     1. Stratford is the manufacturer of NovaCRETE additive and finished products (the "Products");

     2. Stratford has developed unique, valuable and secret manufacturing formulae, know-how, patents, trade marks and other information and data with respect to the Products;

     3. Patsianis has land and funds and desires Stratford to joint venture with it to manufacture the Products, and Stratford is willing to joint venture with Patsianis in the production of the Products in Greece upon the terms and conditions set forth below;

     4. The joint venture will manufacture the NovaCRETE additive and have exclusive supply rights in Europe, Africa and the Middle
East (the "Territory").

     5. The joint venture will manufacture the NovaCRETE finished products and have the exclusive marketing and distribution rights for the countries of Greece and the Former Yugoslav Republic of Macedonia (FYROM).

     NOW THEREFORE the parties have agreed as follows:

     1.  Scope of the Joint Venture

     The joint venture shall set up the organization to manufacture Stratford Products and sell the Products so manufactured in the Territory, shall provide maintenance service after the sale of the Products and shall study and develop new products. Stratford and Patsianis shall be the initial parties to the joint venture. The organizational form of the joint venture company shall be a limited liability company. Each party to the joint venture is liable to the joint venture within the limit of the capital subscribed by it. The profits, risks and losses of the joint venture shall be shared by the parties in proportion to their contributions of the issued capital.

     2.  Formation of Corporation

     A corporation under the name of Newco or such other name as may be mutually agreed upon by the parties (the "Corporation") shall be organized under the laws of Greece, with the principal object of manufacturing and selling the Products. The legal address of the Corporation shall be [address]

     3.  Issued Capital


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     The Corporation initially shall issue 100 common shares with no par value as follows:

               (a)  Stratford, 49 shares, being 49%.

               (b)  Patsianis, 51 shares, being 51%

     4. Purchase of Shares and Capitalization

         (1) Stratford shall pay for the shares by carrying out the following:

                (a) providing to the Corporation the formulae, know-how, patents, trade marks, Technology and all other information and data with respect to the Products;

                (b)  supplying the specifications for the
preparation by Patsianis' engineers and architects of necessary blueprints or design drawings of the building to be constructed for carrying on the business of the Corporation;

               (c) providing a list of the equipment capable of manufacturing the NovaCRETE additive and finished products, its cost in U.S. dollars and the sources of such equipment;

               (d) providing training to the personnel of the Corporation relating to the production of the NovaCRETE additive and finished products to enable the Corporation to commence production of the said NovaCRETE products;

               (e) providing copies of all existing and future test results from independent laboratories for NovaCRETE additive and finished products;

               (f) providing the Corporation with one (1) container (approximately 800 bags @ 25kg per bag) of NovaCRETE finished product
to be given as free samples to various        distributors and end
users in Greece and FYROM to assist in initial market research.

          (2) Patsianis shall pay for its shares by:

               (a) depositing in cash the amount of $200,000.00 U.S. in a bank designated by the Corporation for working capital of the Corporation;

               (b) buying the equipment capable of producing the NovaCRETE additive and NovaCRETE finished products;

               (c)  constructing the building in which the said
NovaCRETE products will be manufactured;

               (d) purchasing the land on which the building is to be built;


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               (e)  conducting the market research for Greece and
FYROM involving interviews with distributors and end users to determine technical requirements, performance specifications, price levels, market volumes and total market share;

     5.  Corporate Documents

     The Memorandum of Association and Articles of Association of the Corporation shall give full effect to the terms of this agreement and shall be in a form satisfactory to both parties. In particular, and without in any way limiting or derogating from the generality of the foregoing, the Articles of Association shall provide that the following items of business for approval shall require a one hundred (100%) percent vote of the shareholders;

               (a) capital investment in excess of each party's contribution hereinbefore set out;

               (b)  long-term indebtedness;

               (c)  disposition of major assets;

               (d)  investments in unrelated businesses;

               (e)  granting of licenses;

               (f)  merger or consolidation with other businesses

               (g)  liquidation; and

               (h)  increase of issued share capital.

     6. Board of Directors

          (1) The board of directors of the Corporation shall be composed of four (4) persons. Stratford shall have the right to appoint two (2) directors and Patsianis shall appoint two (2) directors. The chairman of the board shall be appointed by Patsianis, and its vice-chairman by Stratford. The term of office for the directors shall be five (5) years.

          (2) The chairman of the board shall be the legal representative of the Corporation. Should the chairman be unable to exercise his responsibilities for some reason, he shall authorize the vice-chairman or any other directors to represent the Corporation temporarily.

          (3) The board of directors shall convene at least one meeting every year. The meeting shall be called and presided over by the chairman of the board. The chairman may convene an interim meeting based on a proposal made by any director.




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          (4)  The highest authority of the Corporation shall be its board of directors. It shall decide all major issues, except as provided otherwise in this agreement.

          (5) The board shall, in addition to its statutory functions:

               (a) appoint members of the management, designate their primary tasks, their salaries, and their standard of expense reimbursement;

               (b) establish the signing authority of the management members to represent and bind the Corporation;

               (c) establish the terms and conditions of each management member's employment, sign the contract of employment between the Corporation and each management member, and represent the Corporation in case of dispute between the Corporation and a management member;

               (d)  approve the Corporation's operating and
investment budget;

               (e)  approve any borrowing;

               (f) approve or disapprove decisions of management regarding all matters transcending the ordinary course of the Corporation's day-to-day business; and

               (g) consider and resolve any other matter which the management submits for its consideration, and supervise the management's activities, including review of the Corporation's annual financial statements.

     7. Management

          (1) The Board of Directors ("the board") shall appoint the members of the Management, considering their capabilities and usefulness to the successful operation of the Corporation, and without regard to their nationality.

          (2) The management shall be entrusted with the day-to-day business operation of the Corporation, in accordance with the provisions of this agreement, the articles, the guidelines to be established by the board and good business practice. The primary task of each member shall be designated by the board.

     8.  Projections, Plans, Schedule of Implementation

          (1) The business projections and plans for the Corporation for the first five years shall be established by the Corporation within six months from the signing of this agreement. Such projections shall be updated each year by the Corporation.


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          (2)  Within thirty days following signing of this
agreement, the parties shall prepare a schedule setting forth the division of responsibilities and resulting time schedule. Each party agrees to complete each action required of it on or before the designated time schedule.

     9. Additional Provisions

     Notwithstanding the specific functions of the board of directors and management:

          (1)  Patsianis shall provide for the following:

               (a) applications for approval, registration, business license and other matters concerning the establishment of the joint
venture from relevant Creek governmental           authorities;

               (b) applying for the right to the use of a site to the governmental authority in charge of the land;

               (c) the design and construction of the premises and other engineering facilities of the Corporation, subject to the provisions of paragraph 4;

               (d) providing cash, machinery and equipment and premises in accordance with its capital contributions as set out in this agreement.

     10. Labour

     Labour contracts covering the recruitment, employment, dismissal and resignation, wages, labour insurance, welfare, rewards, penalty and other matters concerning the staff and workers of the Corporation shall be drawn up in accordance with the labour regulations of Greece.

     11.  Undertaking by Patsianis

     Patsianis undertakes on behalf of itself and its affiliates that it shall not during the continuance of this agreement, manufacture or have manufactured for it for resale or for its own use, nor shall it sell or offer for sale, any products similar to the Products, without the prior written permission of Stratford.

     12. Conflicting Use

          (1) For the protection of the business of the Corporation, Patsianis agrees on behalf of itself and its affiliates that it will not buy, make or sell, for resale or for its own use, items which incorporate or utilize in any way the patents or know-how owned by Stratford, nor will it directly or indirectly (except through the Corporation), make use of any specifications, blueprints, know-how or engineering methods to be furnished to the Corporation pursuant to the aforesaid license agreement.

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          (2)  The term "affiliates" shall mean Patsianis and  any
corporation or non-incorporated business, 20% or more of whose shares are owned directly or indirectly by Patsianis and shall also mean a corporation or non-incorporated business, 20% or more of whose shares are owned directly or indirectly by a shareholder or owner who also owns directly or indirectly 20% or more of the shares of a party to this agreement. For the purposes of this agreement, an individual shall be considered as owning the stock owned, directly or indirectly, by or for his spouse, children, grandchildren, parents, grandparents, brothers, sisters, nieces, nephews and other relatives by blood or marriage of himself or his spouse to the degree of a first cousin or closer, or nominees of any one or more of them.

     13.  Compliance with Laws of Greece

     The parties agree to take all necessary steps to ensure that the Corporation does not engage or participate, directly or indirectly, in any transaction whatsoever with respect to the Products to be manufactured or sold by it, if such transaction is prohibited by the laws and regulations of Greece.

     14.  Taxes, Finance, Audit and Record Keeping

          (1) The Corporation shall pay taxes in accordance with the laws of Greece or any other country to which it must pay taxes.

          (2) The fiscal year of the Corporation shall be from January 1st to December 31st.

          (3) The Corporation shall keep all accounts and records required by law and practice applicable in its domicile. The Corporation shall also keep books of account, and prepare quarterly and annual financial statements, including a balance sheet, income statement and such additional statements as either party may reasonably request. These accounts and statements shall control in determining the performance of the Corporation, the amount of profits available for distribution, and all other financial questions or matters. The essential books of account, and such other important records as may be designated by the Parties, shall be kept in the Greek and English language according to the laws of Greece and European Community.

          (4) One independent certified international public accounting firm as the parties may designate, shall set up the accounts and records of the Corporation, and shall resolve all questions of proper accounting and financial reporting. The independent certified international public accounting firm will be chosen by the Board of Directors or by the General Assembly of the Shareholders.






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          (5)  In the first three months of each fiscal year,   the
management shall prepare the previous year's balance sheet, profit and loss statement and proposal regarding the disposal of profits, and shall submit same to the board of directors for examination and approval.

     15. Insurance

     Insurance policies of the Corporation on various kinds of risks shall be underwritten. Types, values and duration of insurance shall be decided by the board of directors.

     16.  Transfer of Shares

          (1) Patsianis shall not sell to unrelated third parties any part of the common shares owned by it in the Corporation unless approved by Stratford. Stratford shall have the same obligations with respect to Patsianis. Nothing contained in this agreement shall be deemed to prevent Stratford or Patsianis from selling, transferring or assigning to any subsidiary or affiliated corporation any or all of the shares owned by it in the Corporation.

          (2) Right of Sale: Stratford shall have the right to sell its equity interest in the Corporation to Patsianis at the close of any fiscal year ending twenty (20) or more years after the Corporation commences actual operations, upon giving Patsianis twelve months' prior notice, whereupon Patsianis shall be obligated to purchase the same, for value of the Corporation with no amount included for goodwill, calculated at the close of the year.

          (3) Governmental Approval: Prior to any sale by either party of all or part of its shares in the Corporation, approval from the appropriate governmental authority shall be required.

     17.  Distribution of Profits

          (1) Stratford will receive 10k of the gross sales made by the Corporation until Stratford has received US$2.0 million.

          (2) Unless the parties agree otherwise, at the annual shareholders' meeting following the close of each year, they shall cause the Corporation to distribute to the parties, in proportion to their equity ownership, an amount equal to 50% of the total net after-tax profits for the year less any accumulated losses from prior years and less current contributions to reserves approved by the Board, provided that no distribution of dividends shall be effected by the Corporation until its aggregate reserves amount to US$1 million.







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          (3)  Upon distribution of dividends by the Corporation, or should the Corporation be liquidated, or should Stratford sell all or part of its equity interest in the Corporation to Patsianis or some other enterprise, the ordinary dividends, liquidation distributions or sale proceeds (as the case may be) shall be freely transferrable from Greece to Stratford in U.S. dollars or other convertible currency, without imposition or withholding of any taxes on the amounts transferred.

          (4)  Ordinary dividends, liquidation distributions   and
proceeds from the sale of all or part of Stratford' a equity interest in the Corporation, shall be converted from Greek currency into U.S. dollars prior to their transfer to Stratford, at the rate of exchange most favorable to Stratford at the date of the transfer, but not less favorable to Stratford than the exchange rate applied to Stratford's capital contribution to the Corporation.

     18.  Governmental Approval

     Stratford may at its sole option terminate this agreement in the event that approval is not obtained from the government of Greece of the terms and conditions contained in this agreement and/or any modifications thereof agreed to by the parties within three months from the date of the execution of this agreement.

     19.  Duration of Corporation

     The duration of the joint venture is twenty years. The establishment of the joint venture shall start from the date on which the business license of the Corporation is issued. An application for the extension of the duration, proposed by one party and unanimously approved by the board of directors, shall be submitted to the government of Greece six months prior to the expiry date of the joint venture.

     20.  Liquidation of Corporation upon Expiration of Duration

     Upon the expiration of the duration or termination before the date of expiration of the joint venture, liquidation shall be carried out according to the relevant law. The liquidated assets shall be distributed in accordance with the proportion of investment contributed by Stratford and Patsianis.

     21. Confidentiality

          (1) Confidential Information: All information other than information generally known in the cementitious products industry or information made known by a third party to either party other than a consequence of the relationship between the parties supplied by or on behalf of either party pursuant to this agreement ("Confidential Information") shall be treated as confidential by the other party.




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          (2)  Duty Not to Disclose: The parties covenant and agree
that no Confidential Information shall be disclosed to anyone outside the organization of such party without the prior written consent of the other.

          (3) Reasonable Efforts: The parties agree to use all reasonable efforts to take such action as may be appropriate to prevent the unauthorized use and disclosure of, and to keep confidential all such confidential Information. including:

               (a) ensuring that such Confidential Information is
disclosed only to responsible management, directors and employees of the parties who have first entered into Confidentiality Agreements
and been properly instructed to maintain such    Confidential
Information in confidence;

               (b) not disclosing to any third party the terms and conditions of this agreement;

               (c) not disclosing methods of manufacture or sale of the Products including production and marketing plans; and

               (d) safeguarding all documents against theft, damage or access by unauthorized persons.

     22. Termination

          (1)  This agreement shall terminate upon:

               (a)  expiration and non-renewal of this agreement;

               (b)  liquidation of the Corporation;

               (c) acquisition by Patsianis of Stratford's equity interest in the Corporation;

               (d)  mutual agreement of the parties;

               (e) final decision by the arbitrators appointed pursuant to this agreement that this agreement shall terminate; or

               (f) an event which substantially prevents the Corporation from achieving its objectives. A failure by one of the parties to fulfil its obligations under this agreement shall be considered as an event entitling the other party to terminate this agreement only when such failure substantially prevents the Corporation from achieving its objectives.

          (2) The provisions of paragraph 21 shall survive termination and continue to bind the parties.





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          (3)  Whether the party has terminated or has the right to
terminate this agreement shall be arbitrable issues. Therefore, notice of termination given by one party to the other, if Iiot accepted by the other, shall not relieve the notifying party of its obligations to submit the question to arbitration.

     23. Dispute Resolution

     Any dispute arising out of or in connection with this contract shall be finally settled in accordance with the arbitration provisions of the Rules of conciliation, arbitration and expertise of the Creek-American Chamber of Commerce which resides in Athens, by one or more arbitrator(s) appointed in accordance with the said Rules.

     24. Costs Incurred for this Agreement

     Each party shall bear its own costs incurred in preparing and negotiating this agreement, and obtaining government approvals. All costs incurred in taking the formal legal steps required to establish the Corporation shall be borne by the Corporation.

     25.  Representations and Warranties

          (1) Each party represents and warrants that it has the full legal power and authority to enter into this agreement, and to perform its obligations (subject only to obtaining certain governmental licenses and authorizations as referred to in this agreement), and that this agreement when signed by both parties will be binding and enforceable according to its terms.

          (2) Patsianis represents and warrants:

               (a) that it has the ability to fulfil its obligations as set forth in this agreement, and

               (b) that it has not entered into a similar agreement with any other entity for the same purposes.

          (3) Stratford warrants that it has the sole ownership of the Technology referred to in Premise number 2.

     26.  Excusable Delay


     Upon the occurrence of any excusable delay, the party experiencing such occurrence shall promptly notify the other party of the occurrence, and estimate the duration of said occurrence
Thereupon, the time within which the party experiencing such occurrence shall have to perform its obligations under this agreement shall, to the extent necessitated by such occurrence and for the duration of such occurrence, be appropriately delayed.



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     27. Assignment

     This agreement is not assignable by either party, either directly or indirectly, without the written consent of the other, which may be arbitrarily withheld.

     28. Language

     Upon execution, this agreement may be translated into the language of Greece provided, however, that in the event of any diversion between the English version and any other version, the English version shall prevail.

     29.  Extended Meanings

     Words importing the singular number include the plural and vice versa and words importing gender include all genders.

     30.  Interpretation not Affected by Headings

     The division of this agreement into paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

     31. Applicable Law

     This Agreement is made, executed, and delivered in Greece, and any controversy arising hereunder or in relation to this Agreement shall be governed by and construed in accordance with the domestic laws of Greece and, where applicable, the laws of the European Community.

     32.  Entire Agreement

     This Agreement constitutes the entire agreement of all the parties with respect to the subject-matter hereof and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of all parties hereto respecting the subject-matter hereof. There are no representations, undertakings, or agreements of any kind between all the parties hereto respecting the subject-matter hereof except those contained herein.

     33. Severability

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

     34.  Currency

     Unless otherwise specifically provided herein, all references to dollar amounts herein or other money amount are expressed in terms of lawful money of the U.S.A.

     35.  Notices

          (1) Any notice or other documents required or permitted to be given hereunder shall be in writing and shall be delivered, mailed by pre-paid registered mail, return receipt requested or sent by facsimile transmission addressed to the party or parties to whom it is to be given at the address shown below or at such other address or addresses as the party or parties to whom such writing or document is to be given shall have last notified all other parties hereto in accordance with the provisions of this section:

          (a) if to Patsianis at:  Flour Mills of Yiannitsa
                                   1 Egnatia Str
                                   P.O. Box 29 58100
                                   Yiannitsa, Greece
                                   Fax: 011 0382 27.655

          (b) if to Stratford at:  F5 - 5420 North Service Road
                                   Burlington, Ontario L7L 6C7
                                   Canada
                                   Fax: (905) 319-6414

          (2)  Any such notice or other document shall:

               (a) if delivered, be deemed to have been given and received at the place of receipt on the date of the delivery, provided that if such date is a day other than a business day in the
place of receipt, such notice or document shall be deemed to   have
been given and received at the place of receipt on the first business day in the place of receipt, thereafter;

               (b) if transmitted by facsimile transmission, be deemed to have been given and received at the place of receipt on the next business day in the country of receipt, following the day of sending, provided that the sender has received telephone confirmation from the recipient of receipt of same on or before the date transmission is deemed to have been received as above; and

               (c) if mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt.

          (3) In the event of postal disruption, such notices or documents must either be delivered personally or sent by facsimile transmission.

     36.  Amendment of Agreement

     None of the terms, conditions or provisions of this agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party, their respective agents, servants or employees unless done so in writing signed by both parties.



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     37.  Waiver of Breach

     No waiver on behalf of any part of any breach of the provisions of this agreement shall be effective or binding on such party unless the same shall be expressed in writing and any waiver so expressed shall not limit or affect such party's rights with respect to any future breach of any of the provisions.

     38.  Further Assurances

         Each of the parties covenants and agrees that he, his heirs, executors, administrators, successors and permitted assigns will execute such further documents and do and perform or cause to be done and performed such further and other acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this agreement.

     39.  Successors and Assigns

     This agreement shall be binding on and enure to the benefit of the successors and assigns of both parties and all persons or corporations succeeding to or acquiring the business now carried on by Stratford or Patsianis.

     40.  Coming into Force; Effective Date

          (1) This agreement shall come into force on the date of execution by both parties.

          (2) Each party shall use its best efforts to obtain from its own government the authorizations, permissions and licenses required under this agreement, and shall bear all expenses incurred therein. If the foregoing has not come into force within six months of its signature either Party may give notice to the other of its intention to terminate if it does not come into force within thirty days following such notice.

          (3) This agreement shall be executed only in the English language.

     IN WITNESS WHEREOF the parties have duly executed this agreement as of the date first above written.

                              STRATFORD ACQUISITION CORP.
                              per:


                                   /s/ ARTHUR L. SMITH, President

                              DESPINA PATSIANIS
                              per :

                              ______________________________________